Exhibit 10.7
NRG COMMON STOCK FINANCE I LLC
CERTIFICATE OF DESIGNATIONS
establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of
Series 1 Exchangeable Limited Liability Company Preferred Interests

Pursuant to Section 18-215 of the
Limited Liability Company Act of the State of Delaware

          NRG COMMON STOCK FINANCE I LLC, a limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware (“Issuer”), does hereby certify that (i) pursuant to authority conferred upon the directors of Issuer (the “Directors”) by its Limited Liability Company Agreement and pursuant to the provisions of Section 18-215 of the Limited Liability Company Act of the State of Delaware, the Directors authorized the creation and issuance of Issuer’s Series 1 Exchangeable Limited Liability Company Preferred Interests (the “Preferred Interests”), and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Interests, which was duly adopted by the Directors, on August 4, 2006, remains in full force and effect. Certain capitalized terms used herein are defined in Article 10.
          NOW THEREFORE IT IS RESOLVED, that pursuant to Section 18-215 of the Limited Liability Company Act of Delaware and the authority expressly granted to and vested in the Directors by the provisions of the Limited Liability Company Agreement of NRG Common Stock Finance I LLC, the Directors hereby create a series of preferred limited liability company interests with the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions as set forth in this Certificate of Designations:
1.     Designation; Components
          1.1     The series will be known as the Series 1 Exchangeable Limited Liability Company Preferred Interests.
          1.2     Each Preferred Interest issued hereunder shall consist of 30 separate components (each, a “Component”). The payments and deliveries by Issuer in respect of any Preferred Interest shall be made as if each Component were a separate Preferred Interest.
2.     Dividends
          2.1     The Preferred Interests will not pay dividends and the Holders will not be entitled to receive dividends.
3.     Ranking
          3.1     The Preferred Interests will, with respect to distributions upon the liquidation, winding up or dissolution of Issuer, rank:
               (a)     senior to all classes of common equity interests in Issuer, including without limitation the common equity limited liability company interests in Issuer (collectively, the “Junior Interests”); and

               (b)     junior to Issuer’s debt obligations, including without limitation the Notes issued by Issuer pursuant to the Note Purchase Agreement (collectively referred to as the “Senior Obligations”).
4.     Redemption and Exchange
          4.1     Redemption
          On the Redemption Date for each Component of each Preferred Interest, such Component shall be redeemed and Issuer shall make a payment to the Holder of such Preferred Interest in Cash equal to the Base Liquidation Preference for such Component as of such
Redemption Date.
          4.2     Exchange
          In addition to payment of the Base Liquidation Preference as provided in Section 4.1, each Holder shall have the right to exchange each Component of each Preferred Interest held by such Holder for the Preferred Net Settlement Amount for such Component by giving notice to Issuer on or prior to the fifth Scheduled Trading Day immediately prior to the Initial Valuation Date. On the Redemption Date for each Component of each Preferred Interest so exchanged, Issuer shall (in addition to paying the Base Liquidation Preference as set forth in Section 4.1) make a payment and/or a delivery to such Holder of (i) an amount in cash equal to the product of the Preferred Net Settlement Amount for such Component and the Cash Settlement Percentage and (ii) a number of shares of NRG Common Stock equal to (x) the product of (A) such Preferred Net Settlement Amount and (B) one minus the Cash Settlement Percentage divided by (y) the VWAP Price on the Valuation Date for such Component; provided that such number of shares so delivered in respect of any Component of any Preferred Interest shall not exceed 86.7661% of the Number of Underlying Shares for such Component.
          Issuer may, by written notice to all Holders on or prior to the third Scheduled Trading Day immediately prior to the Initial Valuation Date, specify a cash settlement percentage (a “Cash Settlement Percentage”) for all Preferred Interests. For the avoidance of doubt, if Issuer does not so specify a Cash Settlement Percentage, the Cash Settlement Percentage shall be zero.
          Payment of Cash and/or delivery of shares of NRG Common Stock in accordance with the provisions of Section 4.1 and Section 4.2 shall be deemed to satisfy Issuer’s obligation to pay the Liquidation Preference for the relevant Preferred Interests.
          4.3     Optional Redemption
          Issuer may, by not less than 10 nor more than 30 Business Days’ prior written notice to all Holders, and subject to the execution by Issuer of such documentation as may be reasonably required based on advice of counsel to such Holders, designate an early redemption date (an “Optional Early Redemption Date”) for any or all of the Components comprising all or part of any Preferred Interest outstanding at the time (each, a “Relevant Component”).

If Issuer elects to redeem any Relevant Component in part, it shall also designate a percentage (the “Redemption Percentage”) representing the portion of such Relevant Component to be redeemed, and such Relevant Component shall be deemed to be two Preferred Interests with terms identical to those of the Relevant Component, except that the first such Component (the “Redeemed Component”) shall have an Initial Base Liquidation Preference equal to the product of the Redemption Percentage and the Initial Base Liquidation Preference for such Relevant Component, and the second such Component (the “Surviving Component”) shall have an Initial Base Liquidation Preference equal to the product of (x) one minus the Redemption Percentage and (y) the Initial Base Liquidation Preference for such Relevant Component. Issuer shall pay the Termination Amount for all Relevant Components (or, in the case of a partial redemption, all Redeemed Components) on the Optional Early Redemption Date. In the case of a partial redemption, each Surviving Component shall survive and continue to be outstanding with the rights and preferences set forth herein.
          Except as expressly set forth herein, upon payment of the Termination Amount for any Component for which an Optional Early Redemption Date has so been declared, all of Issuer’s obligations in respect of the payment and/or delivery pursuant to Section 4.1 and Section 4.2 shall be deemed satisfied with respect to such Component.
          4.4     Adjustment Events
          (a)     If the Calculation Agent has reasonably determined that an Adjustment Event either has occurred or is reasonably likely to occur, then the Calculation Agent will determine whether such Adjustment Event has or is reasonably likely to have a diluting or concentrative effect on the theoretical value of the shares of NRG Common Stock or options on NRG Common Stock and, if so, will make the corresponding adjustment to the Threshold Price (and, in the case of an Adjustment Event of the type described in clause (i) or clause (ii)(A) or (B) of Section 4.4(b), to the Notional Number of Shares) to compensate the Holders on account of such an Adjustment Event.
          (b)     “Adjustment Event” means any of the following:
          (i)     a subdivision, consolidation or reclassification of the NRG Common Stock, or a free distribution or dividend of any shares of NRG Common Stock to existing holders by way of bonus, capitalization or similar issue;
          (ii)     a distribution, issue or dividend to existing holders of NRG Common Stock of (A) such shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionately with such payments to holders of such shares, or (C) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Company as a result of a spin-off or other similar transaction, or (D) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by the
Calculation Agent;

          (iii)     any cash dividend or distribution on NRG Common Stock;
          (iv)     a repurchase by the Company or any of its subsidiaries of NRG Common Stock (other than the repurchase of the Notional Number of Shares) whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
          (v)     in respect of the Company, an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Company pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as reasonably determined by the Calculation Agent, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights; or
          (vi)     any other event that may have a diluting or concentrative effect on the theoretical value of the NRG Common Stock or options on NRG Common Stock, as reasonably determined by the Calculation Agent.
          4.5     Increased Cost Of Hedging and Increased Costs.
          The Calculation Agent may reduce the Threshold Price for any Preferred Interests to account for any period in which it reasonably determines that an Increased Cost of Hedging or an Increased Cost exists in respect of such Preferred Interests.
          4.6     Blackout Adjustments.
          If a Blackout or Suspension Day occurs pursuant to the Underwriting Agreement during the Double Print Period, then the Calculation Agent will make such adjustments to any of the Notional Number of Shares, the Threshold Price, any Preferred Net Settlement Amount or any other term of the Preferred Interests as it reasonably determines are appropriate to preserve the economic value of the transactions contemplated hereby to the Holders due to potential risks under applicable securities laws relating to such Holder’s ability to adjust their hedges in respect of the transactions contemplated by the Transaction Documents as a result of such a Blackout, and, if the Calculation Agent reasonably determines that such adjustments would be insufficient to preserve such economic value to the Holders, then the Holders shall have a right to accelerate such a portion of the Preferred Interests that would preserve such economic value to such Holders (and such an acceleration shall be treated as the designation of an Extraordinary Redemption Date).
          4.7     Use of Cash.
          Issuer shall not make any payment in respect of any Preferred Interest on or after the Initial Valuation Date using Cash not held in the Note Collateral Account as of 8:00AM, New York City time, on the Initial Valuation Date.
5.     Early Redemption Events
          5.1     The occurrence of any of the following events shall constitute an Early Redemption Event (an “Early Redemption
Event”) hereunder:
          (a)     failure by Issuer to make, when due, any payment (including, without limitation, of any Base Liquidation Preference) or delivery under this Certificate or any other Transaction Document to which it is a party;
          (b)     failure by Issuer to perform when due its obligations set forth in Section 6(c) of the Preferred Interest Purchase Agreement;
          (c)     failure by Issuer to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery referred to in clause (a) immediately above or an obligation referred to in Section 6(c) of the Preferred Interest Purchase Agreement) under this Certificate or any other Transaction Document to be complied with or performed by it in accordance with this Certificate or any other Transaction Document if such failure is not remedied on or before the third Business Day after notice of such failure is given to Issuer;
          (d)     this Certificate or any other Transaction Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect, or Issuer or any Affiliate of Issuer party to any Transaction Document disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Certificate or any other Transaction Document;
          (e)     a representation made or repeated by Issuer or any Affiliate of Issuer party to any Transaction Document in any Transaction Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

          (f)     Issuer or the Company is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;
          (g)     due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful for Issuer or any Affiliate of Issuer party to any Transaction Document (i) to perform any absolute or contingent obligation to make a payment or delivery, or to receive a payment or delivery in respect of this Certificate or any other Transaction Document or to comply with any other material provision of this Certificate or any other Transaction Document or (2) to perform any contingent or other obligation which Issuer or such Affiliate has under this Certificate or any other Transaction Document; and
          (h)     any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that would reasonably be expected to have a material adverse effect on (i) the ability of Issuer or any Affiliate of Issuer party to any Transaction Document to perform its obligations under this Certificate, the Preferred Interest Purchase Agreement or any other Transaction Document, or (ii) the validity or binding effect of any agreement of Issuer or such Affiliate under this Certificate, the Preferred Interest Purchase Agreement or any other Transaction Document.
          5.2     Upon the occurrence, and during the continuance of, any Early Redemption Event, the Holder of any Preferred Interests may redeem any or all of the Components comprising any or all of such Preferred Interests for payment of the Termination Amount for such Components on any day notified by such Holder to Issuer (the “Early Redemption Date”).

          5.3     Except as expressly set forth herein, upon payment of the Termination Amount for any Component for which an Extraordinary Redemption Date has so been designated, all of Issuer’s obligations in respect of the payment and/or delivery pursuant to Section 4.1 and Section 4.2 shall be deemed satisfied with respect to such Component.
6.     Extraordinary Events
          6.1     If the Calculation Agent has reasonably determined that an Extraordinary Event has occurred, then it shall so notify the parties, and the Holder of such Preferred Interest may, in its sole discretion, require Issuer to redeem any or all of the Components comprising such Preferred Interest (each, a “Relevant Component”) in whole or in part on any Trading Day (an “Extraordinary Redemption Date”) for the Termination Amount for such Relevant Component. If such Holder exercises its right to require Issuer to redeem any Relevant Component in part, it shall also designate a percentage (the “Extraordinary Redemption Percentage”) representing the portion of such Relevant Component being redeemed, and such Relevant Component shall be deemed to be two Components with terms identical to those of such Relevant Component, except that the first such Component (the “Redeemed Component”) shall have an Initial Base Liquidation Preference equal to the product of the Extraordinary Redemption Percentage and the Initial Base Liquidation Preference for such Relevant Component, and the second such Component (the “Surviving Component”) shall have an Initial Base Liquidation Preference equal to the product of (x) one minus the Extraordinary Redemption Percentage and (y) the Initial Base Liquidation Preference for such Relevant Component. Issuer shall pay the Termination Amount for all Relevant Components (or, in the case of a partial redemption, all Redeemed Components) on the Extraordinary Redemption Date. In the case of a partial redemption, each Surviving Component shall survive and continue to be outstanding with the rights and preferences set forth herein.
          6.2     Except as expressly set forth herein, upon payment of the Termination Amount for any Component being redeemed early, all of Issuer’s obligations in respect of the payment and/or delivery pursuant to Section 4.1 and Section 4.2 shall be deemed satisfied with respect to such Component.
7.     Liquidation Preference
          7.1     Upon any voluntary or involuntary liquidation, dissolution or winding up of Issuer or reduction or decrease in the Capital Stock resulting in a distribution of assets to the holders of any class of Junior Interests or the Preferred Interests, the Holders will be entitled to be paid, out of assets of Issuer available for distribution, the Liquidation Preference per share to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Junior Interests, including, without limitation, the common equity limited liability company interests in Issuer, but after any distribution is made on any Senior Obligations.

          7.2     If, upon any voluntary liquidation, dissolution or winding up of Issuer, the amounts payable with respect to the Liquidation Preference for the Preferred Interests are not paid in full, the Holders will share pro rata in proportion to the full distribution to which each is entitled.
          7.3     After payment of the full amount of the Liquidation Preference to which any Holder is entitled, such Holder will have no right or claim to any of the remaining assets of Issuer.
          7.4     Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Issuer nor the consolidation, merger or amalgamation of Issuer with or into one or more entities or the consolidation, merger or amalgamation of one or more entities with or into Issuer will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Issuer, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of Issuer.
          7.5     Notwithstanding the foregoing, except as provided in the Transaction Documents, Issuer is not required to set aside any funds to protect the Liquidation Preference for the Preferred Interests.
8.     Voting Rights
          8.1     The affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding Preferred Interests (with one vote for $1,000 in Initial Base Liquidation Preference for Preferred Interests held), voting separately as a class, will be required to (i) amend, alter or repeal the Limited Liability Company Agreement or this Certificate of Designations, whether by merger, consolidation or otherwise, in a manner that would amend, alter or affect adversely the rights of the Holders; (ii) enter into voluntary bankruptcy, (iii) sell all or substantially all of Issuer’s assets, (iv) enter into transactions that would result in a Merger Event or a change of control of Issuer, (v) issue any class of limited liability company interest that is senior to the Preferred Interests or any Senior Obligations other than pursuant to the Transaction Documents.
          8.2     In addition to the rights set forth in Section 5, if Issuer fails to make when due any delivery or payment in respect of any redemption or exchange of any Preferred Interest, then the Holders of at least 50% of the outstanding Preferred Interests (with one vote for $1,000 in Initial Base Liquidation Preference held) may vote to cause Issuer to be immediately liquidated, dissolved and wound up pursuant to the terms of Issuer’s Limited Liability Company Agreement.

9.     Amendment, Supplement and Waiver
          9.1     Without the consent of any Holder, subject to the requirements of the Delaware Limited Liability Company Act, Issuer may amend or supplement this Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Interests in addition to or in place of certificated Preferred Interests, to provide for the assumption of Issuer’s obligations to the Holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights or duties under this Certificate of Designations of any such Holder.
10.     Certain Definitions
          Set forth below are certain defined terms used in this Certificate of Designations.
          10.1     “Accretion Rate” means 12.6500% per annum.
          10.2     “Adjustment Event” has the meaning set forth in Section 4.4.
          10.3     “Affiliate” means, with respect to any Person, any Person who controls, is controlled by or is under common control with such Person. “Control” means, for these purposes, the power to direct the management and policies of such Person, whether by stock ownership, contract or otherwise.
          10.4     “Aggregate Number of Underlying Shares” means the product of the Notional Number of Shares and the Underlying
Share Percentage.
          10.5     “Base Liquidation Preference” means, in respect of any Component or Preferred Interest at any time, the Initial Base Liquidation Preference for such Component or Preferred Interests accreted from the final Funding Date to such time at the Accretion Rate, as reasonably determined by the Calculation Agent. Prior to the final Funding Date, the Base Liquidation Preference for any Component or Preferred Interest at any time shall be the Initial Base Liquidation Preference for such Preferred Interest determined as of such time.
          10.6     “Blackout” has the meaning set forth in the Underwriting Agreement.
          10.7     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
          10.8     “Calculation Agent” means Credit Suisse Securities (USA) LLC.
          10.9     “Cash” means United States dollars.

          10.10     “Cash Condition” has the meaning set forth in the Note Purchase Agreement.
          10.11     “Cash Condition Percentage” has the meaning set forth in the Note Purchase Agreement.
          10.12     “Cash Settlement Percentage” has the meaning set forth in Section 4.2.
          10.13     “Change in Law” means, in respect of any Preferred Interest, that, on or after the date of this Certificate (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in either case, the Calculation Agent reasonably determines that it has become illegal to hold, acquire or dispose of shares of NRG Common Stock.
          10.14     “Common Equity Interest Purchase Agreement” means the Common Equity Interest Purchase Agreement dated as of August 4, 2006 between the Company and Issuer.
          10.15     “Company” means NRG Energy, Inc.
          10.16     “Component” has the meaning set forth in Section 1.2.
          10.17     “Daily Funding amount” has the meaning set forth in the Preferred Interest Purchase Agreement.
          10.18     “Daily Notional Number of Shares” has the meaning set forth in the Note Purchase Agreement.
          10.19     “Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, NRG Common Stock has ceased (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and is not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange or Nasdaq Stock Exchange.
          10.20     “Directors” has the meaning set forth in the first paragraph hereof.
          10.21     “Disrupted Day” means any Scheduled Trading Day on which a relevant Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred.
          10.22     “Double Print Period” means the period beginning on the first Exchange Business Day of the Reference Period on which the Daily Notional Number of Shares is greater than zero and ending on the day on or following the last Exchange Business Day of the Reference Period on which Purchaser and its affiliates have completed registered sales of a number of shares of NRG Common Stock, in the manner contemplated by the Underwriting Agreement, equal to the Notional Number of Shares.
          10.23     “Early Closure” means the closure on any Exchange Business Day of the Exchange or any Related Exchange prior to its scheduled weekday closing time unless such earlier closing time is announced by the Exchange or such Related Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange or such Related Exchange on such Exchange Business Day.
          10.24     “Early Redemption Date” has the meaning set forth in Section 5.2.
          10.25     “Early Redemption Event” has the meaning set forth in Section 5.1.
          10.26     “Exchange” means at any time, the principal securities exchange or automated quotation system on which NRG Common Stock is listed or traded at such time.
          10.27     “Exchange Business Day” means any Scheduled Trading Day on which the Exchange and each Related Exchange are open for trading during their respective regular trading sessions, notwithstanding the Exchange or any Related Exchange closing prior to its scheduled weekday closing time.
          10.28     “Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as reasonably determined by the Calculation Agent) the ability of market participants in general (i) to effect transactions in, or obtain market values for, the NRG Common Stock on the Exchange, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to NRG Common Stock on any Related Exchange.
          10.29     “Extraordinary Event” means, in respect of any Preferred Interest, any of (i) a determination by the Calculation Agent that an Adjustment Event or an Increased Cost of Hedging is reasonably likely to require an adjustment to the Threshold Price for such Preferred Interest that would result in such Threshold Price being equal to or less than the Reference Price, (ii) a Change in Law in respect of such Preferred Interest, (iii) a Hedging Disruption in respect of such Preferred Interest, (iv) a Loss of Stock Borrow in respect of such Preferred Interest, (v) a Merger Event, (vi) a Tender Offer, (vii) a Nationalization or (viii) a Delisting.
          10.30     “Extraordinary Redemption Date” has the meaning set forth in Section 6.1.
          10.31     “Extraordinary Redemption Percentage” has the meaning set forth in Section 6.1.

          10.32     “Fee Agreement” means the letter agreement dated the date hereof among the Company, Purchaser, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC.
          10.33     “Final Settlement Date” means the Exchange Business Day immediately following the last Valuation Date.
          10.34     “Funding Date” has the meaning set forth in the Note Purchase Agreement.
          10.35     “Hedging Disruption” means, in respect of any Preferred Interest, that the Calculation Agent reasonably determines that the Holder of such Preferred Interest is unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it reasonably deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the transactions contemplated by the Transaction Documents (including purchasing and holding of such
Preferred Interest).
          10.36     “Holder” means a Person in whose name Preferred Interests are registered.
          10.37     “Increased Cost” means, in respect of any Preferred Interest, that the Holder of such Preferred Interest reasonably determines that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law) affects the amount of capital required to be maintained by such Holder or any corporation controlling such Holder and that the amount of such capital is increased by or based upon the ownership of such Preferred Interest.
          10.38     “Increased Cost of Hedging” means, in respect of any Preferred Interest, that the Calculation Agent reasonably determines that the Holder of such Preferred Interest or its Affiliates would incur an amount of tax, duty, expense or fee (other than brokerage commissions) to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the transactions contemplated by the Transaction Documents to which it is a party (including purchasing and holding of Preferred Interests), in excess of 0.75% per annum.
          10.39     “Independent Manager Engagement Agreement” means that Staffing Agreement with an effective date of August 4, 2006 by Issuer, NRG Common Stock Finance II LLC and CT Corporation Staffing, Inc., a Delaware corporation (“CT”), related to the provision by CT of certain management staffing services to Issuer and NRG Common Stock Finance II LLC.

          10.40     “Initial Base Liquidation Preference” means, for any Preferred Interest, the sum of the Daily Funding Amounts for such Preferred Interests, each accreted from the applicable Funding Date to the final Funding Date at the Accretion Rate, as determined by the Calculation Agent, and, for any Component of such Preferred Interest, one thirtieth of such amount.
          10.41     “Initial Valuation Date” means, for any Preferred Interests, the date that follows the Exchange Business Day corresponding to the final Funding Date by two years; provided that if such date is not an Exchange Business Day, the Initial Valuation Date shall be the immediately following Exchange Business Day.
          10.42     “Issuer” means NRG Common Stock Finance I LLC, a Delaware limited liability company.
          10.43     “Junior Interests” has the meaning set forth in Section 3.1(a).
          10.44     “Limited Liability Company Agreement” means the Limited Liability Company Agreement of NRG Common Stock Finance I LLC.
          10.45     “Liquidation Preference” means, for any Component of any Preferred Interest at any time, the sum of (i) the Base Liquidation Preference for the Initial Liquidation Preference for such Component at such time and (ii) the Preferred Net Settlement Amount for such Component; provided that in the event an Optional Early Redemption Date, an Early Redemption Date or an Extraordinary Redemption Date occurs with respect to such Component, the Liquidation Preference for such Preferred Interest shall be the Termination Amount for such Component; and provided further that if the Redemption Date for such Component has occurred and Issuer has not made all or any part of the Cash payment required by Section 4.1 or Section 4.2 in respect of such Component, the portion of the Liquidation Preference for such Component described in clause (i) above corresponding to the amount of such Cash so not paid shall be replaced with a number of shares of NRG Common Stock equal to the amount of such Cash divided by the VWAP Price on the Valuation Date for such Component.
          10.46     “Loss of Stock Borrow” means, in respect of any Preferred Interest, that the Calculation Agent reasonably determines that the Holder of such Preferred Interest is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) shares of NRG Common Stock in an amount equal to the number of shares of NRG Common Stock that the Calculation Agent reasonably determines is necessary to hedge the equity price risk of purchasing and holding of such Preferred Interests (not to exceed the Number of Underlying Shares for such Preferred Interest) or is otherwise unable to hedge the equity price risk of purchasing and holding such Preferred Interest (not to exceed the Number of Underlying Shares for such Preferred Interest).

          10.47     “Market Disruption Event” means, on any Scheduled Trading Day, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, which in either case the Calculation Agent reasonably determines is material, or (iii) an Early Closure.
          10.48     “Members” has the meaning set forth in the first paragraph hereof.
          10.49     “Merger Event” means any (i) reclassification or change of the shares of NRG Common Stock that results in a transfer of all of such shares outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of such shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of NRG Common Stock that actually results in a transfer of all such shares (other than such shares owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Company or its subsidiaries with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of all such shares outstanding but results in the outstanding shares of the Company (other than shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding shares immediately following such event.
          10.50     “Nationalization” means that all the shares of NRG Common Stock or all or substantially all the assets of the Company are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.
          10.51     “Note” has the meaning set forth in the Note Purchase Agreement.
          10.52     “Note Collateral Account” means the Collateral Account as defined in the Note Purchase Agreement.
          10.53     “Note Purchase Agreement” means the Note Purchase Agreement dated as of August 4, 2006 among Issuer, Credit Suisse International and Credit Suisse Securities (USA) LLC, as agent.
          10.54     “Notional Number of Shares” has the meaning set forth in the Note Purchase Agreement.
          10.55     “NRG Common Stock” means common stock, par value $0.01 per share, of the Company.

          10.56     “NRG CSF II Common Equity Interest Purchase Agreement” means the Common Equity Interest Purchase Agreement dated as of August 4, 2006 between the Company and NRG Common Stock Finance II LLC.
          10.57     “NRG CSF II Note Purchase Agreement” means the Note Purchase Agreement dated the date hereof among NRG Common Stock Finance II LLC, Credit Suisse International and Credit Suisse Securities (USA) LLC, as agent.
          10.58     “NRG CSF II Preferred Interest Purchase Agreement” means the Preferred Interest Purchase Agreement among NRG Common Stock Finance II LLC, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC, as agent.
          10.59     “Number of Underlying Shares” means, for any Component of any Preferred Interest, the product of the Aggregate Number of Underlying Shares and a fraction the numerator of which is the Initial Base Liquidation Preference for such Component and the denominator of which is the aggregate Initial Base Liquidation Preference for all Components of all Preferred Interests issued under the Preferred Interest Purchase Agreement (subject to rounding by the Calculation Agent to the nearest whole number).
          10.60     “Optional Early Redemption Date” has the meaning set forth in Section 4.3.
          10.61     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).
          10.62     “Preferred Interests” means the Preferred Interests authorized in this Certificate of Designations.
          10.63     “Preferred Interest Purchase Agreement” means the Preferred Interest Purchase Agreement dated as of August 4, 2006 among Issuer, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC, as agent.
          10.64     “Preferred Net Settlement Amount” means, for any Component of any Preferred Interest, the greater of zero and (i) the Number of Underlying Shares for such Component multiplied by (ii) the VWAP Price on the Valuation Date for such Component minus the Threshold Price for such Preferred Interest.
          10.65     “Redeemed Component” has the meaning set forth in Sections 4.3 and 6.1, in each case as used therein.
          10.66     “Redemption Date” means for any Component of any Preferred Interest, if the Cash Condition is satisfied, the Final Settlement Date, or, if the Cash Condition is not satisfied, the Exchange Business Day immediately following the Valuation Date for such Component.

          If the Cash Condition is satisfied in part but not in whole, then each Component of each Preferred Interest (each, a “Relevant Component”) shall be deemed to be two Preferred Interests with terms identical to those of the Relevant Component, except that the first such Component (the “Cash Condition Satisfied Component”) shall have an Initial Base Liquidation Preference equal to the product of the Cash Condition Percentage and the Initial Base Liquidation Preference for the Relevant Component, and the second such Component (the “Cash Condition Not Satisfied Component”) shall have an Initial Base Liquidation Preference equal to the product of (i) one minus the Cash Condition Percentage and (y) the Initial Base Liquidation Preference for the Relevant Component. In the alternative, the parties may agree to a different allocation and identification of Cash Condition Satisfied Components and Cash Condition Not Satisfied Components. The Redemption Date for all Cash Condition Satisfied Components shall be determined as if the Cash Condition were satisfied and the Redemption Date for all Cash Condition Not Satisfied Components shall be determined as if the Cash Condition were not satisfied.
          10.67     “Redemption Percentage” has the meaning set forth in Section 4.3.
          10.68     “Reference Period” has the meaning set forth in the Note Purchase Agreement.
          10.69     “Reference Price” has the meaning set forth in the Note Purchase Agreement.
          10.70     “Related Exchange” means, at any time, any exchange on which futures or options contracts relating to NRG Common Stock are traded at such time.
          10.71     “Relevant Component” has the meaning set forth in the definition of Redemption Date and in Sections 4.3 and 6.1, in each case as used therein.
          10.72     “Scheduled Trading Day” means any day on which the Exchange and each Related Exchange are scheduled to be open for trading for their respective regular trading sessions.
          10.73     “Senior Obligations” has the meaning set forth in Section 3.1(c).
          10.74     “Settlement Cycle” means the period following a trade in shares of NRG Common Stock on the Exchange in which settlement will customarily occur according to the rules of such Exchange.
          10.75     “Surviving Component” has the meaning set forth in Sections 4.3 and 6.1, in each case as used therein.

          10.76     “Suspension Day” has the meaning set forth in the Underwriting Agreement.
          10.77     “Taxes” has the meaning set forth in Section 12.6.
          10.78     “Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that actually results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by exchange or other means (it being understood that a mere offer does not give rise to any such right), greater than 30% and less than 100% of the outstanding voting shares of the Company, as reasonably determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.
          10.79     “Termination Amount” means, for any Component of any Preferred Interest, an amount, reasonably determined by the Calculation Agent in connection with an Extraordinary Event for which an Extraordinary Redemption Date has been designated, an optional redemption pursuant to Section 4.3 for which an Optional Early Redemption Date has been designated or an Early Redemption Event pursuant to which the Termination Amount has become due and payable on an Early Redemption Date, in each case in respect of such Component, to be appropriate to compensate the Holder of such Preferred Interest for its total losses and costs in connection with such Component, including any loss of bargain, loss of funding or, at the election of such Holder but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position, including losses and costs in respect of any payment or delivery in respect of such Component that would, but for the occurrence of such Extraordinary Redemption Date, Optional Early Redemption Date or Early Redemption Event, as the case may be, have been made after such Extraordinary Redemption Date, Optional Early Redemption Date or Early Redemption Date, as applicable.
          10.80     “Threshold Price” means, for any Preferred Interests, the price defined as such in the Preferred Interest Purchase Agreement.
          10.81     “Trading Day” means any Exchange Business Day that is not a Disrupted Day.
          10.82     “Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or Related Exchange or otherwise and whether by reason of movements in price exceeding limited permitted by the Exchange or Related Exchange or otherwise (i) relating to NRG Common Stock on the Exchange or (ii) in futures or options contracts relating to NRG Common Stock on any
Related Exchange.

          10.83     “Transaction Documents” means (i) the Preferred Interest Purchase Agreement; (ii) the NRG CSF II Preferred Interest Purchase Agreement (iii) the Note Purchase Agreement (including the Pricing Confirmation thereunder); (iv) any Notes issued under the Note Purchase Agreement; (v) the NRG CSF II Note Purchase Agreement (including the pricing confirmations thereunder) (vi) any Notes issued under the NRG CSF II Note Purchase Agreement; (vii) the Limited Liability Company Agreement of Issuer, including this Certificate; (viii) the Limited Liability Company Agreement of NRG Common Stock Finance II LLC, including the Certificate of Designations thereunder specifying the terms of the Exchangeable Limited Liability Company Preferred Interests issued by NRG Common Stock Finance II LLC, (ix) the Underwriting Agreement and the Fee Agreement; (x) the Common Equity Interest Purchase Agreement; (xi) the NRG CSF II Common Equity Interest Purchase Agreement; (xii) the letter agreement dated as of August 4, 2006 between Issuer and Credit Suisse Securities (USA) LLC relating to the purchase of NRG Common Stock; (xiii) the letter agreement dated as of August 4, 2006 between NRG Common Stock Finance II and Credit Suisse Securities (USA) LLC relating to the purchase of NRG Common Stock; and (xiv) the Independent Manager Engagement Agreement.
          10.84     “Underlying Share Percentage” means 15.2763%.
          10.85     “Underwriting Agreement” means that Underwriting Agreement dated as of August 4, 2006 among Issuer, Credit Suisse International, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC.
          10.86     “Valuation Date” means, for the first Component of each Preferred Interest, the Initial Valuation Date, and, for each subsequent Component of such Preferred Interest, the Exchange Business Day immediately following the Valuation Day for the previous Component; provided that if any such Exchange Business Day is a Disrupted Day, then such Exchange Business Day shall not be a Valuation Date, and such Valuation Date shall be the first succeeding Exchange Business Day that is not a Disrupted Day and on which another Valuation Date does not or is not deemed to occur. If such first succeeding Exchange Business Day has not occurred as of the eighth Exchange Business Day immediately following the day that, but for the occurrence of another Valuation Date or Disrupted Day, would have been the final Valuation Date, then (1) that eighth Exchange Business Day shall be deemed the Valuation Date for all Components for which the Valuation Date has not occurred, and (2) the VWAP Price on that Valuation Date shall be deemed to be the prevailing market value of the NRG Common Stock as reasonably determined by the Calculation Agent.
          10.87     “VWAP Price” means, on any Scheduled Trading Day, the Rule 10b-18 “Volume Weighted Average Price” per share of NRG Common Stock on such day, as displayed on Bloomberg Page “NRG.N <Equity> AQR SEC” (or any successor thereto) for the Company on such day or, if such price is not so displayed on such day, the Rule 10b-18 volume weighted average price per share of NRG Common Stock on such day as reasonably determined by the Calculation Agent.
11.     Register
          (a)     Issuer shall cause to be kept a register (the “Register”) for the Preferred Interests in which, subject to such reasonable regulations as it may prescribe, Issuer shall provide for the registration of the Preferred Interests and the registration of transfers of the Preferred Interests. Issuer shall initially be the registrar (in such capacity, the “Registrar”) for the purpose of registering the Preferred Interests and transfers of Preferred Interests as herein provided and may appoint a successor to itself, subject to the last sentence of this Section 11(a). Upon any resignation of any Registrar, Issuer shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of the Registrar. If a person other than Issuer is appointed as Registrar, Issuer will give Purchaser prompt written notice of the appointment of such Registrar and of the location, and any change in the location of the Register.
          (b)     Upon surrender for registration of transfer of any certificate representing any Preferred Interest at an office or agency of Issuer where the Base Liquidation Preference of the Preferred Interests is payable, Issuer shall execute, and the relevant Holder shall obtain from Issuer, in the name of the designated transferee or transferees, one or more new certificates of a like aggregate Base Liquidation Preference.
          (c)     At the option of a Holder, certificates with respect to any Preferred Interests may be exchanged for other certificates of a like aggregate Base Liquidation Preference upon surrender of the certificates to be exchanged at the office or agency of Issuer where the Base Liquidation Preference of the Preferred Interests are payable.
          (d)     All Preferred Interests issued upon any registration of transfer or exchange of Preferred Interests shall be the valid obligations of Issuer, evidencing the same rights, and entitled to the same benefits under this Agreement, as the Preferred Interests surrendered upon such registration of transfer or exchange.
          (e)     No service charge shall be made by Issuer for any registration of transfer or exchange of any Preferred Interest, but Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Interests.

          (f)     Subject to Section 7 of the Preferred Interest Purchase Agreement, the Preferred Interests shall be freely transferable at any time without the consent of Issuer to any Person that (i) makes the representations and warranties set forth in Sections 5(f), (g) and (h) of the Preferred Interest Purchase Agreement as of the date of the relevant transfer, (ii) agrees to the be bound by the covenants set forth in Section 7 of the Preferred Interest Purchase Agreement and (iii) becomes the Holder of Preferred Interests with an aggregate Initial Base Liquidation Preference of 10% or more of the aggregate Initial Base Liquidation Amount of all Preferred Interests outstanding at the time of such transfer; provided that the Preferred Interests shall not be transferable prior to the payment by the Holder of the Daily Funding Amount for the Funding Date corresponding to the last Exchange Business Day in the Reference Period. The Transfer Agent and registrar will duly record the transfer of any Preferred Interests.
12.     Other Provisions
          12.1     With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
          12.2     Preferred Interests issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued Preferred Interests of Issuer undesignated as to series and may with any and all other authorized but unissued Preferred Interests of Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Interests of Issuer except that any issuance or reissuance of Preferred Interests must be in compliance with this Certificate of Designations.
          12.3     No fractional shares of NRG Common Stock or securities representing fractional shares of NRG Common Stock will be issued upon exchange of the Preferred Interests. Any fractional interest in a share of NRG Common Stock resulting from the exchange of the aggregate amount of a Holder’s Preferred Interests exchanged will be paid in Cash based on the VWAP of the NRG Common Stock on the Valuation Date corresponding to the relevant Redemption Date.
          12.4     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Issuer shall be given to it at CT Corporation System, 1209 Orange Street, Wilmington, Delaware, with a copy to NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attention: General Counsel, Fax: (609) 524-4589.
          12.5     Calculation Agent

          All calculations and determinations hereunder shall be made by the Calculation Agent. The Calculation Agent shall make all calculations and determinations hereunder in good faith and in a commercially reasonable manner. All calculations and determinations of the Calculation Agent so made shall be binding on the parties in the absence of manifest error.
          12.6     Payments
          All payments of, or in respect of, redemption amounts, liquidation preference or any other payment on any Preferred Interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by wire transfer of immediately available funds to an account designated by the Holder of such Preferred Interest.
          All payments of, or in respect of, redemption amounts, liquidation preference or any other payment on the Preferred Interests made by Issuer hereunder will be made without withholding or deduction for, or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of any jurisdiction in which Issuer is organized, deemed to reside or engaged in business for tax purposes, or any jurisdiction from or through which any amount is paid by Issuer or any political subdivision or governmental authority thereof or therein having power to tax (collectively “Taxes”), unless such withholding or deduction is required by law. If any such Taxes shall at any time be required in respect of the payment of any amounts by Issuer with respect to any Preferred Interest, Issuer will pay to the Holder of such Preferred Interest such additional amounts as may be necessary to ensure that the amounts received by such Holder after such withholding or deduction shall equal the amounts of principal and interest which would have been receivable in respect of such Preferred Interest in the absence of such withholding or deduction.

          IN WITNESS WHEREOF, NRG Common Stock Finance I LLC caused this Certificate to be signed this 4th day of August 2006.

NRG COMMON STOCK FINANCE I LLC

By:	/s/ Clint Freeland

Name: Clint Freeland
Title: VP & Treasurer